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                                                                   Exhibit 10.26


February 27, 2001

TransAct Technologies Incorporated
Seven Laser Lane
Wallingford, Connecticut 06492

Ladies and Gentlemen:

      Reference is made to the indebtedness owed to us ("BANK") by you ("BORROWER") pursuant to the terms and conditions of that certain Revolving Credit Agreement dated September 21, 2000 between the Borrower and the Bank (the "AGREEMENT"). Such indebtedness includes a revolving loan in the maximum aggregate principal amount of up to $12,000,000 (the "LOAN") which is evidenced by a Revolving Credit Note in such amount dated September 21, 2000 (the "NOTE"). Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the Agreement.

      You have requested the Bank (i) to make available to the Borrower Revolving Credit Loans in amounts in excess of the amounts that would be available under clause (a) of the definition of Borrowing Base, and (ii) to amend certain financial covenants, and the Bank has agreed thereto on the terms and conditions set forth herein. Accordingly, the Borrower and the Bank have agreed as follows:

      1. As an inducement to and in consideration of the Bank's agreements contained herein, Borrower represents, warrants and acknowledges to the Bank that (a) all representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof and are incorporated herein by reference and hereby remade; (b) after giving effect to the amendments set forth herein, no Default or Event of Default has occurred and is continuing; and (c) the Borrower is legally and validly indebted to the Bank under the Loan Documents as of February 27, 2001 in the principal amount of $4,533,023.78, plus interest accrued and accruing thereon, and the Borrower does not have any defense, offset, counterclaim or independent claim or cause of action against the Bank with respect thereto or otherwise.

      2. The Agreement is hereby amended as follows:

            (a) The definition of Borrowing Base is hereby deleted in its entirety and replaced with the following:

                  Borrowing Base.  At the relevant time of reference
            thereto, the lesser of:

                  (a) the sum of (x) an amount determined by the Bank by
            reference to the most recent Borrowing Base Certificate delivered to the Bank pursuant to Section 7.4(c) to be equal to the sum of (i) 85% of the Base Accounts, plus (ii) the lesser of (A) the Inventory Borrowing Base Percentage of the Base Inventory, or (B) the Maximum Inventory Component, plus (y) (i) during the period between March 1, 2001 and August 31, 2001, $1,500,000, and (ii) after August 31,
            2001, zero, and
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                  (b) (i) prior to the first anniversary of the Closing Date,
            $10,000,000, and (ii) on and after the first anniversary of the Closing Date, $12,000,000. Notwithstanding the foregoing, the amount set forth in clause (b)(i) of this definition shall be deemed to be $12,000,000 during such times prior to the first anniversary of the Closing Date as the Account/Inventory Ratio Condition is satisfied.

            (b) Section 9.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

            9.2 DEBT SERVICE COVERAGE RATIO. The Borrower will not permit the Debt Service Coverage Ratio to be less than:

            2.00 to 1.00 for the fiscal quarter ending September 30, 2001;

            2.25 to 1.00 for the six-month period ending December 31, 2001;

            2.25 to 1.00 for the nine-month period ending March 31, 2002; and

            2.25 to 1.00 for the twelve-month period ending at the end of any fiscal quarter ending thereafter.

            (c) Section 9.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

            9.3 MINIMUM TANGIBLE NET WORTH. The Borrower will not permit its Consolidated Tangible Net Worth to be less at the end of any fiscal quarter than the sum of (a) the Base Amount applicable to such quarter plus (b) the sum of the Net Income Additions to Net Worth for each fiscal year commencing after December 31, 2001.

      For the purposes of this Section 9.3, "Base Amount" means:

      PERIOD                                                BASE AMOUNT
      ------                                                -----------
      Quarter ending March 31, 2001                         $11,750,000

      Quarter ending June 30, 2001                          $10,750,000

      Quarter ending September 30, 2001                     $11,750,000

      Quarters ending December 31, 2001
      and thereafter                                        $12,250,000

      For the purposes of this Section 9.3, "Net Income Additions to Net Worth" means, with respect to any fiscal year of the Borrower, 50% of the result of (i) Consolidated Net Income of the Borrower for such fiscal year, minus
      (ii) the amount of Distributions to shareholders distributed in cash as dividends upon the Series B Preferred Stock of the Borrower, provided, that not more than $280,000 may be deducted under this clause (ii) with respect to Distributions made in any single fiscal year; further provided, that if
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      the Borrower does not have positive Consolidated Net Income with respect to a fiscal year, then the Net Income Additions to Net Worth with respect to such fiscal year shall be zero.

      3. The Borrower acknowledges and affirms that all indebtedness, liabilities and obligations of the Borrower to the Bank, including without limitation, the Loan as modified herein, shall continue to be secured by a first lien on and security interest in the Collateral.

      4. The Borrower will pay to the Bank (a) on the date hereof a non-refundable commitment fee of $22,500, and (b) the Bank's legal fees and disbursements of $855 incurred through the date hereof in connection with the negotiation and preparation of this agreement and related matters.

      5. This agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to the conflict of laws principles thereof), and this agreement may not be amended except by a writing signed by the Borrower and the Bank. This agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.

      Please confirm that the foregoing sets forth all of the amendments to the Agreement and the entire agreement between the Borrower and the Bank with respect to the matters set forth herein by signing and returning this letter to the attention of the undersigned together with the amounts set forth in Section 4 above. You should retain a copy of this letter for your records. Until such time as a fully executed original of this letter is received by the undersigned together with the amounts set forth in Section 4 above, the agreements herein shall be of no force or effect. Except as expressly amended herein, the Agreement and the other Loan Documents will continue in full force and effect in accordance with their respective terms.

                                    Very truly yours,

                                    WEBSTER BANK



                                    By: /s/ Charles C. Thomas
                                        ---------------------------------------
                                        Charles C. Thomas
                                        Its Vice President
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Reviewed and Agreed to:

TRANSACT TECHNOLOGIES INCORPORATED



By: /s/ Richard L. Cote
    ----------------------------------
      Richard L. Cote
      Its Executive Vice President
            and Chief Financial Officer